DEVELOPMENT RIGHTS ACQUIRED FOR SASKATCHEWAN RACETRACK

Toronto, Ontario, June 21, 2006 – K-Tronik International Corp. (OTCBB: KTRK) ("K-Tronik") has entered into an agreement with MBC Racing (MBC) to buy the exclusive rights agreement for a racetrack and casino (racino) development opportunity in Regina, Saskatchewan, known as Queen City Raceway.

In March 2006, MBC signed a letter of intent with the Saskatchewan Standardbred Horsemen’s Association (SSHA) to pursue a racetrack and gaming license in that province. MBC, as a special purpose entity created to pursue new racetrack and gaming development opportunities, sought out K-Tronik to help facilitate and expedite the project in Saskatchewan.

MBC has already taken significant steps forward, providing the initial funding and support to put together a business plan and development study for a new harness racing track in Regina, Saskatchewan. K-Tronik will usher the project forward, seeking out the appropriate licenses, funding and partners to take the development to its next stages.

Since the midwestern province already offers Video Lottery Terminal (VLT) gaming, K-Tronik and the SSHA will be vying for VLT operation at the new facility. The aforementioned study will include economic impact implications, visitation and profitability of the gaming machines, as well as an examination of how the project will affect the existing harness racing industry in the province.

The Queen City Raceway project began earlier this year, and will continue to move forward under the K-Tronik corporate structure. The company is already looking into securing race dates for the upcoming season starting in July. Together, K-Tronik and the SSHA, including President Alvey Halbgewachs, and Vice-President Glenn LeDrew, are positioned to revitalize the once well-established harness racing community in Saskatchewan.

K-Tronik’s periodic reports are on file with the Securities and Exchange Commission and available through the EDGAR website at www.sec.gov. Any disclosure of financial or operating results in this news release is qualified by these periodic reports and readers should refer to them for full details regarding financial results. K-Tronik, headquartered in Toronto, Ontario, is a publicly traded company listed on the Nasdaq OTCBB Exchange. For more information please call Jason Moretto at (416) 216-8659 x302.

This press release contains forward-looking statements relating to future events and results that are based on K-Tronik’s current expectations. These statements involve risks and uncertainties including, without limitation, K-Tronik’s ability to successfully develop and market its business, consumer acceptance of its business and products, competitive pressures relating to price reductions, competition from other entertainment forms and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.